Exhibit 10.6

MBH and 374Water — Binding Memorandum of Understanding

This MEMORANDUM OF UNDERSTANDING (MOU) is dated as of March 30, 2021, between MB Holding Inc., an Indiana corporation (“MBH”) and 374Water Inc., a Delaware corporation (“374Water”).

1.	The purpose of this MOU is to define the key terms of a strategic relationship between MBH and 374Water as it relates to 374Water’s Supercritical Water Oxidation (SCWO) technology and its AirSCWO Nix systems. MBH and 374Water intend to use commercially reasonable efforts to enter a contractual relationship to collaborate on the commercial manufacturing and service of AirSCWO Nix systems.

2.	Based on both companies’ interest in providing advanced treatment of waste streams in the United States of America (USA) and Canada for the purpose of recovering resources and eliminating emerging contaminants and “forever chemicals,” MBH and 374Water have identified several areas for collaboration as stated below:

3.	374Water will provide the specifications and blueprints for the building of the first AirSCWO Nix6 demonstration units as well as projected operating and testing procedures. MBH will engage with equipment suppliers and service providers, source and purchase the system components and fabricate functional demonstration units. 374Water currently plans to develop the AirSCWO Nix6 and the AirSCWO Nix30 treatment units and may elect to develop different system scales.

4.	MBH will fabricate the first demonstration units at its HQ facility in Kokomo, IN.

5.	MBH will invest $1.135M in PWVI Series D Preferred Equity offering at $15 per share which converts 1:50 into $0.30 per share common stock no later than March 31, 2021 and receive Stock options for an additional $1.135M at $0.30 per share. The Stock option will have a term of one year and will be executed or extended based on the public market performance of 374Water/PowerVerde’s stock price. The option will be extended for an additional period of 12 months should the share price trade below $0.30 for 20 days out of 30 in any given month period until expiration. If the share price trades below $.30 for 20 days out of 30 in the second year, it would be extended for a third year. MBH shall exercise the option should the share price trade at or above $1.20 for 20 days out of 30 in any given month period. The MBH option will be executed should 374Water/PowerVerde up list to a major stock exchange. The option will expire no later than March 31, 2024. Conversion Ratio and Conversion Price shall be adjusted proportionately if the company decided to (A) subdivide outstanding shares of Common Stock into a larger number of shares, or (B) combine (including by way of reverse stock split) outstanding shares of Common Stock to smaller number of shares.

6.	A Board Observer seat will be offered after the initial $1.135M investment to allow full transparency of the company’s activities and strategic direction. 374Water will offer MBH a seat on the merged company Board of Directors after the additional $1.135M Stock Options are exercised (subject to shareholder approval).

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MBH and 374Water — Binding Memorandum of Understanding

7.	374Water will grant MBH exclusive rights to fabricate and service AirSCWO Nix units for their USA and Canada markets of expertise, which consist of biosolids, municipal drinking water and municipal wastewater sludge at the profit percentages as described in the collaboration addendum, 374Water may terminate for a cause. For the purpose of increasing the rate and volume of sales in the USA and Canada, if a collaboration partner other than MBH can demonstrate the ability to fabricate or service units at an equal or better value than MBH, then 374Water may at its sole discretion issue the other collaboration partner the right to fabricate or service AirSCWO Nix units for its customers, as long as they do not compete with customers in MBH currently held markets.

8.	MBH will scale up 374Water manufacturing capabilities as needed, to ensure machines are delivered on schedule, to specification and with exceptional quality control.

9.	The profit percentages shown in the collaboration addendum are MBH base rates for 374Water. MBH reserves the right to renegotiate after Unit #3 is complete to ensure the rates are fit for purpose and meet the mutual expectations of both parties.

10.	MBH will support for the mobilization, deployment, and onsite installation of the Nix units, leveraging their personnel and ability to work across the USA and Canada.

11.	374Water will collaborate MBH to provide after-sale services, including maintenance, central control center, and tech support to its customers and provide the option to operate AirSCWO Nix systems as a service. System upgrades could be rolled out by 374Water and 374Water will always have access to data (loT) and physical access to all units.

12.	The parties will work using an “open book” arrangement. This “esprit de corps” mentality ensures MBH in good faith will provide 374Water with all internal and contract labor usage and identify the billing rate of each. All costs incurred in the project will be documented and reported to 374Water at regular intervals in arrears, (e.g. weekly or monthly), and 374Water will have customary rights to periodically audit the books and records of MBH as they relate to the partnership with 374Water.

13.	Due to the nature and novelty of the systems neither party can know with certainty the final cost in advance. If MBH cannot assemble the units at a competitive cost and at a quality performance level, then 374Water has the option to outsource any or all of the assembly and fabrication.

14.	The parties will maintain strict confidentiality of all non-public information relating to the proposed transactions and operations set forth in this MOU. MBH acknowledges that its relationship with 374Water is a “work for hire” relationship and that all intellectual property related to the units, whether patented, trade secret, process, know how or other intellectual property belongs to 374Water.

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MBH and 374Water — Binding Memorandum of Understanding

15.	The parties will use their use reasonable efforts to draft, negotiate and execute on or before April 30, 2021, definitive agreements for the proposed transactions, consistent with the terms of this MOU and containing other language (non-solicitation, non-compete clauses, etc.) which is customary for comparable transactions. This MOU and all of the agreements will be governed by the laws of the State of Delaware.

16.	Each party will cover its own expenses except as those noted above.

17.	INDEMNIFICATION

17.1	TO THE - FULLEST EXTENT PERMITTED BY LAW, 374WATER AND ITS AFFILIATE COMPANIES AND SUBCONTRACTORS SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS MERRELL BROS. INC. AND ITS AFFILIATE COMPANIES FROM ANY CLAIMS, DAMAGES, LOSSES AND EXPENSES, INCLUDING BUT NOT LIMITED TO ATTORNEY’S FEES OR DISPUTE RESOLUTION COSTS, ARISING OUT OF OR RESULTING FROM UNSAFE DESIGN OF THE UNITS.

17.2	TO THE FULLEST EXTENT PERMITTED BY LAW, MERRELL BROS. INC. AND ITS AFFILIATE COMPANIES AND SUBCONTRACTORS SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS 374WATER AND ITS AFFILIATE COMPANIES FROM ANY AGAINST CLAIMS, DAMAGES, LOSSES AND EXPENSES, INCLUDING BUT NOT LIMITED TO ATTORNEY’S FEES OR DISPUTE RESOLUTION COSTS, ARISING OUT OF OR RESULTING FROM THE FABRICATION, INSTALLATION, OR UNSAFE OPERATION OF THE UNITS BY MERRELL BROS. INC. AND ITS AFFILIATED COMPANIES.

SIGNATURES

MB Holdings Inc.		374Water Inc.

By:	/s/ Terry Merrell	By:	/s/ Yaacov Nagar
	Terry Merrell, Treasurer		Yaacov Nagar, CEO

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